Exhibit 99.1
/ CORRECTION - O2Diesel Adds an Additional $6.5 million of Funding and Highlights Fiscal Year 2005 Results
NEWARK, DE--(MARKET WIRE)--04/20/2006 -- In the news release, “O2Diesel Adds an Additional $6.5 million of Funding and Highlights Fiscal Year 2005 Results,” issued earlier today by O2Diesel (AMEX:OTD), please be advised that the date in paragraphs 5 and 6 should read “April 6, 2006” rather than “April 6, 2005” as originally issued. Complete corrected text follows.
O2Diesel Adds an Additional $6.5 million of Funding and Highlights Fiscal Year 2005 Results
NEWARK, DE -- 04/20/2006 -- O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally fueled fleets of all types, today announced the highlights of the Company’s financial results for the year ended December 31, 2005. The Company is also pleased to announce the signing of two agreements for $6.5 million of additional financing.
Year-end Results:
For the fiscal year ended December 31, 2005, the Company reported revenues of $195,607 as compared to revenues of $127,451 for the same period of 2004, while showing sequential improvements on a quarterly basis throughout 2005. The Company reported a net loss of $7.5 million, or ($0.22) per share for the year ended December 31, 2005 as compared with a net loss of $6.7 million, or ($0.23) per share for the same period of 2004.
At December 31, 2005, the Company had nearly $5 million on the balance sheet consisting of $1.4 million in cash and cash equivalents and $3.5 million in restricted cash, compared to $1.2 million from a year ago. Working capital stands at $3.8 million compared to a negative working capital of ($106,693) a year ago. Shareholders equity stood at approximately $4.0 million at year-end 2005 compared to $141,000 at the end of 2004. These results do not include the recent agreements for $6.5 million of financing.
The Company’s independent registered public accounting firm has inserted an explanatory paragraph related to a going concern uncertainty into their Audit Report in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 noting that the Company will require additional equity to continue as a going concern. As a result the Company has recently entered into agreements for $6.5 million of financing and is working toward completing an additional financing to have the going concern removed from future filings.
The Company has been pursuing various equity investments and following discussions over several weeks it has entered into two separate agreements on April 6, 2006. The first is a Common Stock and Warrant Purchase Agreement with UBS AG London (www.UBS.com) for 5,333,333 shares of its common stock, for total proceeds of $4,000,000. As part of this sale, the company will also issue warrants to purchase 2,666,667 shares of common stock at an exercise price of $0.825 per share. The warrants expire forty-two months after the date of issuance.
The second independent Common Stock and Warrant Purchase Agreement was also entered into on April 6, 2006 with Standard Bank PLC London (www.standardbank.com), for 3,333,333 shares of its common stock, for total proceeds of $2,500,000. As part of this sale, the company will also issue warrants to purchase 1,666,667 shares of common stock at an exercise price of $0.825 per share. The warrants expire forty-two months after the date of issuance.
The company anticipates that these financings will close within 30 days.
“As indicated in our Form 10-KSB and previous filings, we intended to raise additional capital in 2006 in order to meet our ongoing working capital needs and meet our shareholder equity requirements,” said Alan Rae, O2Diesel’s President and CEO. “We are very pleased to secure both of these investments from such recognized institutions adding to our institutional shareholders base and it further confirms that we are firmly on the way to securing the funds we need to execute our business plan.”

“Over the course of the previous year we have reached several key milestones, while reaching the first anniversary of O2DieselTM’s use at a number of our customers with positive feedback and results to date. Our relationship with Abengoa, Europe’s largest BioEthanol producer, to develop and market our O2Diesel fuel in Europe coupled with the growing need in the US to develop alternative fuels has greatly enhanced the Companies exposure over the past year and further confirming O2DieselTM as a viable, commercial, clean burning and renewable alternative to regular diesel fuel for centrally fueled fleets in the US and abroad.”
More About O2Diesel: The Company and Its Fuel Technology
O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2DieselTM is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2DieselTM -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266-6000
Or
Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062
SOURCE: O2Diesel Corporation